Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-193690) of ONE Gas Inc. of our reports dated February 25, 2014 relating to the balance sheet and the effectiveness of internal control over financial reporting of ONE Gas, Inc. and the financial statements and the effectiveness of internal control over financial reporting of ONE Gas Predecessor, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
February 25, 2014